EXHIBIT 21

SUBSIDIARIES

CSI Sub Corp. (DE), a Delaware corporation (wholly owned)

CSI Sub Corp. II (DE), a Delaware corporation (95% owned)

DeLeeuw Associates, LLC, a Delaware limited liability company (wholly owned)

DeLeeuw International Yonetim Danismanligi ve Ticaret Limited Sirketi, a limited sirketi formed under the laws of Turkey (50% owned by DeLeeuw Associates, LLC)

Doorways, Inc., a New York corporation (wholly owned)

Integrated Strategies, Inc., a Delaware corporation (wholly owned)

LEC Corporation of NJ, a Delaware corporation (wholly owned)

McKnight Associates, Inc., a Delaware corporation (wholly owned)